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                          INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-41886 of MangoSoft, Inc. on Form SB-2 of our report dated March 3, 2000 ((April 11, 2000 as to the first three paragraphs of Note 14; May 19, 2000 as to the last paragraph of Note 14) (which report expresses an unqualified opinion and includes explanatory paragraphs as to the basis of presentation and to a going-concern uncertainty)), appearing in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 11, 2000